Exhibit 2.1

Description of Share Capital

The following description of IceCure Medical Ltd. (the “Company”) share capital, provisions of articles of association (“Articles”) as may be amended and restated from time to time, and Israeli law are summaries and do not purport to be complete, and is qualified in its entirety by reference to, the provisions of our Articles as well as the Israeli law and any other documents referenced in the summary and from which the summary is derived.

General

As of December 31, 2022, our authorized share capital consisted of 2,500,000,000 Ordinary Shares, with no par value, of which 45,623,434shares were issued and outstanding as of such date. All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable.

Our registration number with the Israeli Registrar of Companies is 513787804.

Name of exchange on which registered

Our ordinary shares are listed on Nasdaq Capital Market (“Nasdaq”) under the symbol “ICCM” since August 26, 2021.

The Powers of the Directors

Our board of directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Our board of directors may exercise all powers that are not required under the Companies Law or under our Articles to be exercised or taken by our shareholders.

Preemptive Rights

The Company’s Ordinary Shares are not redeemable and are not subject to any preemptive right.

Limitations or Qualifications

Not applicable.

Other Rights

Not applicable.

Rights of the Shares

The Company’s Ordinary Shares shall confer upon the holders thereof:

●	equal right to attend and to vote at all of the Company’s general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attends the meeting and participates in the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon the Company’s dissolution, in the distribution of the Company’s assets legally available for distribution, on a per share pro rata basis.

Election of Directors

Pursuant to our Articles, our directors are elected at an annual general meeting of our shareholders, and in certain events, in a special meeting of our shareholders and serve on the board of directors until the next annual general meeting (except for external directors) or until they resign or until they cease to act as board members pursuant to the provisions of our Articles or any applicable law, upon the earlier. Pursuant to the Companies Law, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares, participating and voting at the relevant meeting. In addition, our Articles allow our board of directors to appoint directors to fill vacancies and/or as an addition to the board of directors (subject to the maximum number of directors) to serve until the next annual general meeting. External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Companies Law.

Annual and Special Meetings

Under Companies Law, the Company is required to hold an annual general meeting of the Company’s shareholders once every calendar year, at such time and place which shall be determined by the Company’s board of directors (either within or out of the State of Israel), which must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. The Company’s board of directors may call special meetings whenever it sees fit and upon the written request of: (a) any two of the Company’s directors or of one quarter of the members of the Board in office at such time; and/or (b) one or more shareholders holding, in the aggregate, 5% of the issued and outstanding share capital and at least one percent of the voting rights in the Company or a shareholder, one or more, who owns at least five percent of the voting rights in the Company.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the Board, which according to the Companies Law may be between four and forty days prior to the date of the meeting, as applicable according to the matters on the general meetings agenda. According to the Companies Law, resolutions regarding the following matters must be passed at a general meeting of the Company’s shareholders:

●	amendments to the Company’s articles of association;

●	the exercise of the Board’s powers by a general meeting if the Board is unable to exercise its powers and the exercise of any of its powers is required for the Company’s proper management;
●	appointment or termination of the Company’s auditors;

●	appointment of directors (other than with respect to circumstances specified in the Company’s articles of association);

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law and any other applicable law;

●	increases or reductions of the Company’s authorized share capital; and

●	a merger (as such term is defined in the Companies Law).

Notices

The Companies Law require that a notice of any annual or special shareholders meeting be provided at least 14 or 21 days prior to the meeting, as the case may be, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the chairman of the board or his relative to serve as the general manager or to exercise his powers and approval of the general manager or his relative serve as the chairman of the board or to exercise his powers, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

As permitted under the Companies Law and our Articles, the quorum required for our general meetings consists of two shareholders who are present in person or by proxy and who hold or represent at least twenty-five percent (25%) of the voting rights in the Company . If half an hour has elapsed from the date set for the meeting and the quorum has not been found valid, the meeting will be postponed to the business day after the day of the meeting, to the same time and to the same place or to another day, time and place as determined by the board of directors. The company will announce through the immediate report of the postponement of the meeting and the date of the postponed meeting. If a quorum was not present at such adjourned meeting, one shareholder, at least, who is present in person or by proxy, will constitute a quorum, unless the meeting was convened upon requisition of shareholders. If a special general meeting was summoned following the request of a shareholder according to applicable law, and within half an hour a legal quorum shall not have been formed, the meeting shall be canceled.

Access to Corporate Records

Under the Companies Law, shareholders are entitled to have access to: minutes of the Company’s general meetings; the Company’s shareholders register and principal shareholders register, Articles and annual audited financial statements; and any document that the Company is required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. These documents are publicly available and may be found and inspected at the Israeli Registrar of Companies. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. The Company may deny this request if the Company believes it has not been made in good faith or if such denial is necessary to protect the Company’s interest or protect a trade secret or patent.

Adoption of Resolutions

Our Articles provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required under the Companies Law or our Articles. A shareholder may vote in a general meeting in person, by proxy, by a written ballot when applicable.

Changes in capital

Our Articles enable us to increase or reduce our authorized share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly adopted by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our Board of Directors and an Israeli court.

Limitations on the Rights to Own Ordinary Shares

There are no limitations on the right to own our securities.

Provisions Restricting Change in Control of the Company

There are no specific provisions of our Articles that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us (or any of our subsidiaries). However, as described below, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger will be subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders instead. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but did not receive the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% or more of the voting rights in the company or (2) the purchaser would become a holder of 45% or more of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a holder of 25% or more of the voting rights in the company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli company’s outstanding shares or of certain class of shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or for all of the outstanding shares of such class, as applicable. In general, if less than 5% of the outstanding shares, or of applicable class, are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Any shareholders that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may request, by petition to an Israeli court, (i) appraisal rights in connection with a full tender offer, and (ii) that the fair value should be paid as determined by the court, for a period of six months following the acceptance of the offer. However, the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Differences Between Law of Different Jurisdictions

Not applicable.

Borrowing Powers

Pursuant to the Companies Law and the Company’s Articles, the Board may exercise all powers and take all actions that are not required under law or under the Company’s Articles to be exercised or taken by the shareholders.

Changes in the Company’s Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel registered share capital which has not yet been issued, provided that there is no commitment of the Company to issue such Shares;

●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and

●	reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

Debt Securities

The Company does not have any debt securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Other Securities

The Company does not have any other securities that are registered under Section 12 of the Securities Exchange Act.

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